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                                                                   EXHIBIT 28(J)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, and to the incorporation by reference in this Registration Statement (Form N-1A)(Post-Effective Amendment No. 101 to File No. 33-70742; Amendment No. 103 to File No. 811-08090) of Lincoln Variable Insurance Products Trust of our reports dated February 18, 2011, with respect to the LVIP Conservative Profile Fund, LVIP Moderate Profile Fund and LVIP Moderately Aggressive Profile Fund, included in the 2010 Annual Reports to shareholders.

                                                     /s/ Ernst & Young LLP

Philadelphia, Pennsylvania
April 5, 2011

988903/1                                 LVIP Risk-Based Profile Funds B-Filing